Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 allan.kells@cerner.com
MEDIA: Jennifer Bosshardt
(816) 201-0048 jennifer.bosshardt@cerner.com
Cerner’s Internet Home Page: http://www.cerner.com
Cerner Delivers Strong Revenue, Earnings and Cash Flow
New Business Bookings a Second Quarter Record
KANSAS CITY, Mo. — July 20, 2006—Cerner Corp. (NASDAQ: CERN) today announced results for the 2006 second quarter that ended July 1, delivering strong levels of new business bookings, revenue, earnings and cash flow. New business bookings in the second quarter were $311.9 million, which is up 10 percent over the second quarter of 2005 and an all-time high level for bookings in the second quarter. Second quarter 2006 revenues increased 19 percent to $330.6 million compared to $277.8 million in the year-ago quarter.
On a GAAP basis, second quarter 2006 net earnings were $23.9 million, and diluted earnings per share were $0.29. Second quarter 2005 GAAP net earnings were $19.8 million, and diluted earnings per share were $0.25. Second quarter 2006 net earnings and diluted earnings per share reflect the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. Adoption of SFAS 123R reduced second quarter 2006 net earnings and diluted earnings per share by $3.1 million and $0.04, respectively.
Before stock options expense, second quarter 2006 net earnings were $27.0 million, which is 36 percent higher than the $19.8 million of net earnings in the second quarter of 2005. Diluted earnings per share before stock options expense were $0.33 in the second quarter of 2006 compared to $0.25 in the second quarter of 2005. Analysts’ consensus estimate for second quarter 2006 diluted earnings per share before stock options expense was $0.32.
Other Second Quarter Highlights:
•	Strong cash collections of $354.7 million.

•	Operating cash flow of $59.7 million compared to $44.3 million in the second quarter of 2005.

•	Days sales outstanding of 91 days compared to 98 days in the year-ago quarter.

•	Total revenue backlog of $2.27 billion, up 32 percent over the year-ago quarter. This is comprised of $1.83 billion of contract backlog and $440.4 million of support and maintenance backlog.

•	382 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 5,500 Cerner Millennium solutions at more than 1,000 client facilities worldwide.
“Our second quarter results reflect continued strong sales and operational performance,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “We continued to deliver against our financial imperatives with strong revenue growth, expanding operating margins, and strong cash flow.
“We remain excited about Cerner’s prospects in the healthcare information technology (IT) marketplace, both in the United States and across the globe. Using the strength of the largest intellectual property and professional services organizations in the worldwide healthcare IT industry, we expect to continue innovating new solutions and services that will make healthcare safer, more efficient and of higher quality.”
Future Period Guidance
The company expects revenue in the third quarter of 2006 to be approximately $330 million to $340 million. Cerner expects diluted earnings per share before stock options expense in the third quarter to be between $0.35 and $0.36, a 1 cent increase from prior expectations. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the third quarter by approximately $0.04, leading to expected diluted earnings per share between $0.31 and $0.32.
Cerner expects new business bookings in the third quarter to be between $335 million and $350 million. The mid-point of the bookings guidance reflects 14 percent growth over the record third quarter of 2005 bookings of $301.1 million (adjusted for a unique large $149.4 million contract with Fujitsu Services Ltd. in the third quarter of 2005 related to the National Health Service initiative to automate clinical processes and digitize medical records in the Southern Cluster of England).
For the year 2006, Cerner expects diluted earnings per share of $1.37 to $1.38 before stock options expense, which reflects growth of approximately 26 percent over 2005 and is 2 cents higher than the company’s prior guidance. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2006 by approximately $0.16, leading to expected diluted earnings per share of approximately $1.21 to $1.22. Cerner expects 2006 revenue to be between $1.32 billion and $1.35 billion.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on second quarter results at 3:30 p.m. CDT on July 20. The dial-in number for the call is (617) 213-8063 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 50371949). The rebroadcast of the call will be available from approximately 6:30 p.m. CDT, July 20, through 6:30 p.m. CDT, July 23.
An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (NASDAQ: CERN), www.cerner.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “guidance” and “expects” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in the our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
# # #

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	July 1, 2006 (1)	July 1, 2006 (1)	July 2, 2005	July 2, 2005 (2)

Revenue
System sales	$114,364	231,214	105,200	205,142
Support, maintenance and services	206,217	401,803	164,251	320,252
Reimbursed travel	9,991	18,780	8,364	14,955

Total revenue	330,572	651,797	277,815	540,349

Margin
System sales	73,441	144,127	64,138	128,046
Support, maintenance and services	192,939	375,459	154,076	297,294

Total margin	266,380	519,586	218,214	425,340

Operating expenses
Sales and client service	141,877	281,401	114,291	225,131
Software development	60,888	119,904	48,702	98,031
General and administrative	23,702	46,373	21,013	38,935
Write-off of in process research and development	—	—	—	6,382

Total operating expenses	226,467	447,678	184,006	368,479

Operating earnings	39,913	71,908	34,208	56,861

Interest income	2,592	5,181	834	1,718
Interest expense	(3,070)	(6,352)	(2,200)	(4,826)
Other income	(67)	2,058	47	77

Non-operating expense, net	(545)	887	(1,319)	(3,031)

Earnings before income taxes	39,368	72,795	32,889	53,830
Income taxes	(15,495)	(28,778)	(13,086)	(21,507)

Net earnings	$23,873	44,017	19,803	32,323

Basic earnings per share	$0.31	0.57	0.27	0.44

Basic weighted average shares outstanding	77,524	77,340	74,314	73,894

Diluted earnings per share	$0.29	0.54	0.25	0.42

Diluted weighted average shares outstanding	81,413	81,411	77,972	77,342
Note 1:	Operating expenses for the three and six months ended July 1, 2006 include share-based compensation expense. The impact of this expense for the quarter is a $3.1 million decrease, net of $1.9 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.04. The allocation of share-based compensation expense for the quarter is $3 million to Sales and client service, $1.1 million to Software development and $.9 million to General and administrative. The impact of this expense for the six month period is a $6.1 million decrease, net of $3.7 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.08. The allocation of share-based compensation expense for the six month period is $6 million to Sales and client service, $2.2 million to Software development and $1.7 million to General and administrative.

Note 2:	Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of VitalWorks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.05 for 2005.

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	July 1, 2006	July 1, 2006	July 2, 2005	July 2, 2005

Revenue
System sales	$114,364	231,214	105,200	205,142
Support, maintenance and services	206,217	401,803	164,251	320,252
Reimbursed travel	9,991	18,780	8,364	14,955

Total revenue	330,572	651,797	277,815	540,349

Margin
System sales	73,441	144,127	64,138	128,046
Support, maintenance and services	192,939	375,459	154,076	297,294

Total margin	266,380	519,586	218,214	425,340

Operating expenses
Sales and client service	138,804	275,517	114,291	225,131
Software development	59,792	117,676	48,702	98,031
General and administrative	22,787	44,686	21,013	38,935

Total operating expenses	221,383	437,879	184,006	362,097

Operating earnings	44,997	81,707	34,208	63,243

Interest income	2,592	5,181	834	1,718
Interest expense	(3,070)	(6,352)	(2,200)	(4,826)
Other income	(67)	2,058	47	77

Non-operating expense, net	(545)	887	(1,319)	(3,031)

Earnings before income taxes	44,452	82,594	32,889	60,212
Income taxes	(17,440)	(32,523)	(13,086)	(23,948)

Net earnings	$27,012	50,071	19,803	36,264

Basic earnings per share	$0.35	0.65	0.27	0.49

Basic weighted average shares outstanding	77,524	77,340	74,314	73,894

Diluted earnings per share	$0.33	0.62	0.25	0.47

Diluted weighted average shares outstanding	81,413	81,411	77,972	77,342
RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	July 1, 2006	July 1, 2006	July 2, 2005	July 2, 2005

Non-GAAP net income	$27,012	50,071	19,803	36,264
Share-based compensation expense	(5,084)	(9,799)	—	—
Income tax benefit	1,945	3,745	—	—
Write off of acquired in process research and development	—	—	—	(6,382)
Income tax benefit	—	—	—	2,441

	—	—	—	—
GAAP net income	$23,873	44,017	19,803	32,323

Basic earnings per share	$0.31	0.57	0.27	0.44

Basic weighted average shares outstanding	77,524	77,340	74,314	73,894

Diluted earnings per share	$0.29	0.54	0.25	0.42

Diluted weighted average shares outstanding	81,413	81,411	77,972	77,342

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	July 1,	December 31,
	2006	2005

Assets

Cash and cash equivalents	$124,159	113,057
Short-term investments	152,529	161,230
Receivables, net	331,316	316,965
Inventory	18,069	9,585
Prepaid expenses and other	50,115	42,685
Deferred income taxes	7,519	8,109

Total current assets	683,707	651,631

Property and equipment, net	321,890	292,608
Software development costs, net	182,785	172,548
Goodwill, net	119,036	116,142
Intangible assets, net	54,558	60,448
Other assets	11,299	10,252

Total assets	$1,373,275	1,303,629

Liabilities

Accounts payable	$55,632	65,377
Current installments of long-term debt	21,407	28,743
Deferred revenue	90,419	79,890
Accrued payroll and tax withholdings	64,280	66,002
Other accrued expenses	32,329	20,078

Total current liabilities	264,067	260,090

Long-term debt	180,116	194,265
Deferred income taxes	78,778	72,922
Deferred revenue	15,413	14,533

Total liabilities	538,374	541,810

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	776	770
Additional paid-in capital	352,059	325,134
Retained earnings	474,279	430,262
Foreign currency translation adjustment	6,501	4,367

Total stockholders’ equity	833,615	760,533

Total liabilities and equity	$1,373,275	1,303,629